Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact:	Media Contact:
Terry Slavin	Kelly Hamor
Director, Corp. Communications & IR	Formula
Cymer, Inc.	(619) 234-0345

(858) 385-5232

Hamor@formulapr.com

tslavin@cymer.com

CYMER REPORTS FOURTH QUARTER AND 2007 OPERATING RESULTS

SAN DIEGO, Calif., January 29, 2008 - Cymer, Inc. (Nasdaq: CYMI), the world’s leading supplier of light sources used in semiconductor lithography, today announced operating results for the fourth quarter and year ended December 31, 2007.

For the fourth quarter of 2007:

•                  net income totaled $21,437,000, equal to $0.67 per share (diluted), compared to net income of $25,411,000, equal to $0.65 per share (diluted) in the fourth quarter of 2006 and net income of $21,670,000, equal to $0.65 per share (diluted) in the third quarter of 2007.

•                  revenue totaled $139,922,000 compared to revenue of $137,441,000 in the prior year’s fourth quarter, and revenue of $132,125,000 in the third quarter of 2007.

For the year ended December 31, 2007:

•                  net income totaled $88,362,000 equal to $2.50 per share (diluted), compared to net income of $95,648,000, equal to $2.40 per share (diluted) for the year ended December 31, 2006.

•                  revenue totaled $521,696,000 compared to revenue of $543,855,000 in the prior year.

Commenting on  2007 results, Bob Akins, Cymer’s chief executive officer, said, “In 2007, we shipped a record 128 of our XL platform argon fluoride (ArF) light sources during the year, which accounted for 65 percent of system shipments, and a record number of light sources for advanced ArF immersion applications.  With our advanced ArF immersion light sources accounting for such a significant percentage of shipments, our currency adjusted annual average selling price (ASP) for 2007 increased to a record $1.25 million, approximately 25 percent above last year’s level.  With light source pulse utilization increasing approximately 20 percent over the 2006 level, non-systems revenue grew to a record $275.2 million for the year and accounted for approximately 53 percent of 2007 total revenue. ”

Turning to fourth quarter results, Akins continued, “Fourth quarter 2007 revenue grew 6 percent over the prior quarter driven by continuing strong demand for our ArF immersion light sources, and by larger than forecasted fourth quarter non-systems revenue, which reached a new quarterly record.  Included in the 49 lasers we shipped to our customers in the fourth quarter, were 32 XLA Series ArF light sources, and multiple XLR 500i lasers which will be installed before mid-year in advanced, high volume immersion production applications at about the 45nm node.  As a result of the ongoing strong demand for ArF lasers, our currency adjusted ASP for the fourth quarter continued in excess of $1.3 million.”

The company reported gross profit on product sales of $67.2 million, yielding a 48.1 percent gross margin in the fourth quarter of 2007.  “Fourth quarter gross margin came in two percentage points below the previous quarter’s level, primarily due to the larger than forecasted end-of-year increase in non-systems revenue, which has a lower gross margin than light sources,” Akins noted.  “Annual gross margin for 2007 came in at 50 percent, the first time in our history we’ve achieved annual gross margin at this level.  This significant accomplishment reflects the

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CYMER REPORTS FOURTH QUARTER AND 2007 OPERATING RESULTS	Page 2 of 7

improvements in operating efficiencies we’ve achieved over the last several years, and the strong demand for our ArF sources,” he said.

The company recorded operating income of $29.2 million, yielding a 20.9 percent operating margin in the fourth quarter of 2007.  For 2007, operating income totaled $114.5 million, yielding an operating margin of 21.9 percent.

Nancy Baker, Cymer’s chief financial officer, stated, “Deep ultraviolet (DUV) bookings for the fourth quarter of 2007 totaled $128.7 million, resulting in a book-to-bill ratio of 0.92.  Under current slowing industry conditions, this includes orders from multiple direct customers for sources that are currently scheduled for delivery beyond the current quarter.  As has been the case for the last several years, ArF continued to dominate systems orders in the fourth quarter, with 75 percent of the systems booked in the quarter, and about 90 percent of the value of systems booked in the quarter being ArF.  We ended the quarter with a backlog of $99.6 million, with ArF comprising 78 percent of the units, and approximately 90 percent of the value of systems, in backlog.  Fifty-five percent of the value of systems in backlog at quarter-end is attributable to ArF immersion.”

Baker continued, “During the fourth quarter, we completed our stock buy-back program under the $300 million  authorization our board of directors approved in April 2007.  Under this program, from the second quarter through the fourth quarter of 2007, we purchased a total of approximately 7.5 million shares for $300 million.  We finished 2007 with approximately $357.5 million in cash, cash equivalents and investments.”

Baker concluded, “For 2007, we generated a record $142.1 million in net cash from operations and spent approximately $26.8 million on the acquisition of property, equipment and patent licenses for the year, which translated to approximately $115.3 million in free cash flow.  Free cash flow is calculated as the net cash provided by operating activities less the acquisition of property, equipment and patent licenses.”

Corporate Outlook

Commenting on Cymer’s outlook, Akins noted, “Looking forward through 2008, concerns are obviously high that a slow-down in the US economy could have global consequences, especially on consumer purchases of electronics.  This in turn is reflected in the uncertainty of capital planning and buying activities at chipmakers. However, the overall thesis of the industry embracing advanced lithography technologies – ArF immersion, double patterning, and EUV — remains intact, driven by the needs to increase productivity and reduce manufacturing costs.  It is progressively more a question of when, not if, these lithography production techniques will be used.  In the memory sector, we believe the larger NAND Flash manufacturers will continue with their strategic buying plans to drive to smaller critical dimensions.  DRAM pricing is still weak, driving the largest manufacturers to convert their 200mm fabs to 300mm production.  Logic should remain steady.  Foundries, which have been under-spending, may need to augment their leading edge capabilities with some immersion tools.  But in all sectors, the smaller, less financially healthy participants will most likely delay or cut portions of their capital spending.”

Akins continued, “Turning to our 2008 first quarter, over the past few weeks we have been chasing a downward moving demand target.  We currently see the business with all three of our direct customers to be down in the first quarter over fourth quarter levels.  This is due primarily to industry conditions resulting in push-outs from chipmakers, particularly for capacity tools, into late 2008 or even 2009, with similar effect on the build plans of our direct customers.  Remember for Cymer, being one step further up the supply chain, that in addition to our business slowing as our direct customers’ business slows, additionally our customers become more conservative with their laser inventory levels, which further impacts laser demand.  This has led to significantly reduced – that is, a double-digit unit decrease – demand for our light sources in the first quarter.  Demand for our leading edge tools will bias our product mix toward XLA and XLR Series light sources so that the ASP of light source sales should remain at or above the fourth quarter level.  With DUV lithography now the predominant technology for wafer processing, we anticipate continuing growth in our non-systems revenue, as we support our customers’ drive to increase their utilization rates and productivity.”

Based on information available at this time, Cymer is currently providing the following guidance for the first quarter of 2008, and anticipates:

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CYMER REPORTS FOURTH QUARTER AND 2007 OPERATING RESULTS	Page 3 of 7

•                  Total revenue to be approximately 15 percent lower than revenue reported for fourth quarter 2007 due primarily to slowing industry conditions.

•                  Foreign currency adjusted ASP to be approximately $1.35 million on the strength of XLA and XLR demand.

•                  Gross margin to be approximately 47 percent to 48 percent, as lower margined non-systems revenue continues to become a larger percentage of total revenue.

•                  Research and development (R&D) expenses to be between $23 million and $24 million as we continue to commercialize our EUV source and TCZ technologies.

•                  Selling, general and administrative expenses to be between $18 million and $18.5 million.

•                  The estimated annual effective tax rate to be approximately 38 percent.  This higher tax rate is the result of the U.S. Congress not yet renewing the R&D tax credit.

Cymer’s management will hold a conference call at 2:00 pm (PST) today, January 29, 2008, to discuss fourth quarter and 2007 operating results and provide first quarter 2008 guidance.  This press release, the conference call and accompanying slides may be accessed on the investor relations page of the company’s Web site at www.cymer.com.

Forward Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements.  These statements include, but are not limited to statements regarding the company’s expectations regarding future shipments and installations, and the statements under the caption “Corporate Outlook” above.  These statements are predictions based on current information and expectations and involve a number of risks and uncertainties.  In addition, statements regarding backlog and book-to-bill ratios should not be read as predictions or projections of future performance.  Actual events or results may differ materially from those projected in any of such statements due to various factors, including but not limited to: delays or cancellations by customers of their orders, the performance and market acceptance of the company’s new products or technologies; new and enhanced product offerings by competitors; the company’s ability to meet its production and product development schedules; the demand for semiconductors in general, and, in particular, for leading-edge devices with smaller geometries; the timing of customer orders, shipments and acceptances; cyclicality in the market for semiconductor manufacturing equipment; the rate at which semiconductor manufacturers adopt new technologies and purchase and take delivery of photolithography tools from the company’s customers; the company’s ability to secure adequate supplies of critical components for its advanced products; the company’s ability to manage its expense levels and unanticipated expenses, the unpredictability and volatility of the price of the company’s common stock; the performance and conditions in the United States and world financial markets; the policies and actions of the United States and other governments; and general economic conditions.  For a discussion of these and other factors which may cause our actual events or results to differ from those projected, please refer to the company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as well as other subsequent filings with the Securities and Exchange Commission.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  All forward-looking statements are qualified in their entirety by this cautionary statement, and the company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

About Cymer

Cymer, Inc. is the world’s leading supplier of DUV laser illumination sources, the essential light source for DUV photolithography systems. DUV lithography is a key enabling technology, which has allowed the semiconductor industry to meet the exacting specifications and manufacturing requirements for volume production of today’s advanced semiconductor chips. Further information on Cymer may be obtained from the Company’s SEC filings, the Internet at www.cymer.com or by contacting the company directly.

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CYMER REPORTS FOURTH QUARTER AND 2007 OPERATING RESULTS	Page 4 of 7

Free Cash Flow Reconciliation

For the year ended December 31, 2007

Cash provided by operating activities	$142,078,000
Less acquisition of property, equipment and patent licenses	$26,758,000
Free cash flow	$115,320,000

	Three Months Ended December 31		Twelve Months Ended December 31
Cymer, Inc.	2006	2007	2006	2007
Total revenues	$137,441,000	$139,922,000	$543,855,000	521,696,000

Net income	$25,411,000	$21,437,000	$95,648,000	88,362,000
Diluted earnings per share	$0.65	$0.67	$2.40	$2.50
Weighted average common shares outstanding - diluted	40,643,000	33,623,000	41,397,000	36,784,000

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CYMER, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(In thousands, except per share data)

	For the three months				For the twelve months
	ended December 31,				ended December 31,
	2006		2007		2006		2007

REVENUES:
Product sales	$136,404		$139,149		$536,098		$517,295
Product sales - related party	901		626		7,362		3,716
Other	136		147		395		685
Total revenues	137,441		139,922		543,855		521,696

COST AND EXPENSES:
Cost of product sales	69,509		72,596		281,243		260,280
Research and development	18,107		21,082		73,974		81,842
Sales and marketing	7,975		6,568		30,618		26,163
General and administrative	10,994		10,476		38,889		38,949

Total costs and expenses	106,585		110,722		424,724		407,234

OPERATING INCOME	30,856		29,200		119,131		114,462

OTHER INCOME (EXPENSE):
Foreign currency exchange gain	818		69		1,674		2,025
Interest and other income	5,958		3,824		23,852		20,074
Interest and other expense	(1,584)		(1,902)		(5,965)		(6,709)

Total other income - net	5,192		1,991		19,561		15,390

INCOME BEFORE INCOME TAX PROVISION AND MINORITY INTEREST	36,048		31,191		138,692		129,852

INCOME TAX PROVISION	11,457		10,314		46,137		44,413
MINORITY INTEREST	820		560		3,093		2,923

NET INCOME	$25,411		$21,437		$95,648		$88,362

EARNINGS PER SHARE:
Basic earnings per share	$0.68		$0.71		$2.53		$2.64
Weighted average common shares outstanding - basic	37,140		30,404		37,779		33,522

Diluted earnings per share	$0.65	(a)	$0.67	(a)	$2.40	(a)	$2.50	(a)
Weighted average common shares outstanding - diluted	40,643	(a)	33,623	(a)	41,397	(a)	36,784	(a)

(a)

As a result of applying the if-converted method for calculating diluted earnings per share for both the three month and twelve month periods ending December 31, 2006 and December 31, 2007, shares have been adjusted assuming conversion of our 3.5% convertible subordinated notes and net income has been adjusted for an add back of related interest expense, net of tax. Shares have been adjusted by 2.8 million for both the three months and twelve months ending December 31, 2006 and net income has been adjusted by $967,000 and $3.7 million for the three months and twelve months ending December 31, 2006, respectively. Shares have been adjusted by 2.8 million for both the three months and twelve months ending December 31, 2007 and net income has been adjusted by $948,000 and $3.7 million for the three months and twelve months ending December 31, 2007 respectively.

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CYMER REPORTS FOURTH QUARTER AND 2007 OPERATING RESULTS	Page 6 of 7

CYMER, INC.

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In thousands, except share data)

	December 31,	December 31,
	2006	2007
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$302,098	$305,707
Short-term investments	207,943	22,355
Accounts receivable - net	115,857	91,875
Accounts receivable - related party	834	1,112
Foreign currency forward exchange contracts	652	2
Inventories	104,296	129,757
Deferred income taxes	46,943	42,147
Prepaid expenses and other assets	7,143	8,928

Total current assets	785,766	601,883

PROPERTY AND EQUIPMENT - NET	112,074	116,725
LONG TERM INVESTMENTS	8,384	29,443
DEFERRED INCOME TAXES	12,766	19,272
GOODWILL - NET	8,833	8,833
INTANGIBLE ASSETS - NET	15,880	12,951
OTHER ASSETS	5,391	5,045

TOTAL ASSETS	$949,094	$794,152

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$18,711	$23,980
Accounts payable - related party	4,858	4,428
Accrued warranty and installation	29,974	24,832
Accrued payroll and benefits	21,707	24,406
Accrued patents, royalties and other fees	4,262	3,303
Income taxes payable	13,293	13,468
Deferred revenue	2,544	4,974
Foreign currency forward exchange contracts	—	170
Accrued and other current liabilities	3,715	3,917

Total current liabilities	99,064	103,478

CONVERTIBLE SUBORDINATED NOTES	140,722	140,722
INCOME TAXES PAYABLE	—	17,755
DEFERRED REVENUE	—	5,562
OTHER LIABILITIES	14,781	17,401

Total liabilities	254,567	284,918

MINORITY INTEREST	6,633	5,711

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock - authorized 5,000,000 shares; $.001 par value, no shares issued or outstanding
	—	—
Common stock - authorized 100,000,000 shares; $.001 par value , issued and outstanding 41,774,000 and 42,339,000 shares	42	42

Additional paid-in capital	557,082	579,711
Treasury stock at cost (4,536,000 and 12,049,000 common shares)	(150,704)	(450,704)
Accumulated other comprehensive income (loss)	(4,066)	214
Retained earnings	285,540	374,260

Total stockholders’ equity	687,894	503,523

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$949,094	$794,152

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CYMER REPORTS FOURTH QUARTER AND 2007 OPERATING RESULTS	Page 7 of 7

CYMER, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(In thousands)

	For the twelve months ended December 31,
	2006	2007

OPERATING ACTIVITIES:
Net income	$95,648	$88,362
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	25,127	25,523
Non-cash stock based compensation	13,235	5,642
Minority interest	(3,093)	(2,923)
Provision for deferred income taxes	8,558	3,408
Loss on disposal or impairment of property and equipment	27	292
Change in assets and liabilities:
Accounts receivable - net	(26,039)	23,982
Accounts receivable - related party	(246)	(278)
Foreign currency forward exchange contracts	1,264	927
Inventories	(15,250)	(25,461)
Prepaid expenses and other assets	(359)	(2,218)
Accounts payable	1,001	5,269
Accounts payable - related party	(117)	(430)
Accrued and other liabilities	9,686	(742)
Deferred income	818	7,992
Income taxes payable	5,541	12,733

Net cash provided by operating activities	115,801	142,078

INVESTING ACTIVITIES:
Acquisition of property and equipment	(16,404)	(26,637)
Purchases of investments	(278,594)	(91,440)
Proceeds from sold or matured investments	223,004	256,720
Acquisition of patents	(8,200)	(121)
Acquisition of minority interest	(7,024)	—

Net cash provided by (used in) investing activities	(87,218)	138,522

FINANCING ACTIVITIES:
Proceeds from issuance of common stock	116,059	15,260
Cash investment received from minority shareholder	—	2,000
Excess tax benefits from stock option exercises	20,243	1,727
Repurchase of common stock into treasury	(100,704)	(300,000)

Net cash provided by (used in) financing activities	35,598	(281,013)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	4,172	4,022

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	68,353	3,609
CASH AND CASH EQUIVALENTS AT BEGINNING OF THE YEAR	233,745	302,098

CASH AND CASH EQUIVALENTS AT END OF THE YEAR	$302,098	$305,707

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$5,301	$5,469
Income taxes paid, net	$12,111	$26,642

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